Exhibit 10.2

Summary of Fiscal 2007 Base Salary Compensation for

the Chief Executive Officer and Other Named Executive

Officers

Name	Position	Fiscal 2007 Base Salary
Eamonn P. Hobbs	President and CEO	$313,000
Paul J. Shea	Vice President, Sales	$185,427
Robert M. Rossell	Vice President, Marketing	$185,317
Brian S. Kunst	Vice President, Regulatory Affairs/ Quality Assurance	$173,500
William M. Appling	Vice President, Research	$176,578